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FORM 4                                                     OMB APPROVAL
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/X/ Check box if no                                OMB Number:         3235-0287
    longer subject to                              Expires:   September 30, 1998
    Section 16. Form 4                             Estimated average burden
    or Form 5 obligations                          hours per response        0.5
    may continue. See                              -----------------------------
    Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

               Filed pursuant to Section 16(a) of the Securities
                   Exchange Act of 1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company
                                  Act of 1940

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
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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 Milken           Lori                A.          7th Level, Inc. - SEVL                          Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
 844 Moraga Drive                                 Number of Reporting        Month/Year             Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)         August 1997        ----        title ---       below)
                 (Street)                                                 ------------------                below)
 Los Angeles       California        90049                                5. If Amendment,
---------------------------------------------                                Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security       2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                   action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                               Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                           (Instr. 8)                                End of Month        Direct         Benefi-
                              (Month/                                                (Instr. 3 and 4)    (D) or         cial
                               Day/   ---------------------------------------                            Indirect       Owner-
                               Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                              (D)                                        (Instr. 4)     (Instr. 4)

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 Common Stock              12/13/96    G            105,300    D
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 Common Stock              12/13/96    G             50,000    D
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 Common Stock               5/28/97    G      V     100,000    D
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 Common Stock               8/27/97    G      V     150,000    D
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 Common Stock               8/28/97    G      V     350,000    D                        1,316,658            I          By: Entec
----------------------------------------------------------------------------------------------------------------------  Associates,
                                                                                                                        a general
----------------------------------------------------------------------------------------------------------------------  partnership, of which the
----------------------------------------------------------------------------------------------------------------------  reporting person is a
----------------------------------------------------------------------------------------------------------------------  general partner
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                     (Print or Type Responses)                                       Sec 1474 (7/96)

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
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ LORI A. MILKEN              8/28/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             Lori A. Milken                    Date

                                                                                             **Signature of Reporting Person


Note. File three copies of this Form, one of which must be manually signed.                                                 Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                          SEC 1474 (7/96)

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